Exhibit 2.3

Execution Copy

SECOND AMENDMENT TO THE ASSET PURCHASE AGREEMENT

This SECOND AMENDMENT TO THE ASSET PURCHASE AGREEMENT (this “Second Amendment”), is dated as of June 30, 2019 (the “Effective Date”), by and between Salon Media Group, Inc., a Delaware corporation (the “Seller”), and Salon.com, LLC, a Delaware limited liability company (the “Buyer”). The Buyer and the Seller are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Seller and the Buyer entered into that certain Asset Purchase Agreement dated as of March 6, 2019, as amended by that certain First Amendment to the Asset Purchase Agreement, dated as of April 15, 2019 (the “Purchase Agreement”), relating to the sale and purchase of the Purchased Assets; and

WHEREAS, the Parties now wish to further amend certain terms of the Purchase Agreement, as set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

1.            DEFINITIONS

1.1     Capitalized terms used herein but not defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

2.            AMENDMENTS

2.1	Section 2.5(b)(ii) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

“(ii)     the Buyer shall deposit with the Escrow Agent an amount by wire transfer of immediately available funds equal to the Escrow Amount, such deposit to constitute an escrow fund to be governed by the terms set forth in this Agreement and the Escrow Agreement. The Escrow Amount (plus any interest, dividends and income earned on such Escrow Amount in accordance with the terms of the Escrow Agreement, at any time of determination, the “Escrow Account”) shall be available to provide for payment to the Buyer as a result of an adjustment to the Purchase Price under Section 2.6(d). The parties shall instruct the Escrow Agent to release the Escrow Account in accordance with Section 2.6(d) and the Escrow Agreement. The fees and expenses of the Escrow Agent shall be borne one-half by the Seller and one-half by the Buyer; and”

2.2	Section 2.6(d) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

“(d)     Within three Business Days after Closing Working Capital has been finally determined pursuant to this Section 2.6:

“(i)     if the Closing Working Capital is less than the Target Working Capital, then Seller and the Buyer shall jointly instruct the Escrow Agent to release to the Buyer from the Escrow Account, as an adjustment to the Purchase Price, in the manner and with interest as provided in this Section 2.6, an amount of cash equal to the difference between the Target Working Capital and Closing Working Capital, and the Buyer and the Seller shall jointly instruct the Escrow Agent to release any and all remaining amounts in the Escrow Account to the Seller in accordance with this Section 2.6(d)(i) and the Escrow Agreement; provided that if the amount equal to the difference between the Target Working Capital and Closing Working Capital is greater than the Escrow Amount, Seller shall pay to the Buyer, in the manner and with interest as provided in this Section 2.6, an amount of cash equal to the amount that is greater than the Escrow Amount; and

“(ii)     if the Closing Working Capital exceeds the Target Working Capital, the Buyer shall pay to the Seller, in the manner and with interest as provided in this Section 2.6, an amount of cash equal to the difference between the Target Working Capital and the Closing Working Capital, and the Buyer and the Seller shall jointly instruct the Escrow Agent to release any and all amounts in the Escrow Account to the Seller in accordance with this Section 2.6(d)(ii) and the Escrow Agreement.”

2.3	Section 8.7 of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

“Section 8.7     Right to Offset. Buyer may, at Buyer’s sole election, offset any amounts to which Buyer is entitled pursuant to this Article VIII against amounts owed by Buyer pursuant to the Buyer Secured Note.”

3.            ENTIRE UNDERSTANDING

3.1	In the event of any inconsistency between the terms of the Purchase Agreement and the terms of this Second Amendment, the terms of this Second Amendment shall prevail.

3.2	Except as specifically stated in this Second Amendment, the Purchase Agreement is in all other aspects ratified, confirmed and continues in full force and effect.

3.3	This Second Amendment shall be construed in all respects in accordance with the Purchase Agreement.

**REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed and delivered as of the date first set forth above.

SELLER: Salon Media Group, Inc. By: Name:Richard MacWilliams Title: Acting Chief Executive Officer
BUYER: Salon.com, LLC By: Name: Chris Richmond Title: Managing Member

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Signature Page to Second Amendment to the Asset Purchase Agreement